Exhibit (a)(5)

5775 Rio Vista Drive Clearwater, Florida 33760

Telephone: +1.727.442.6677 Fax: +1.727.536.3541 http://www.lightwave.com dlisales@lightwave.com
For Immediate Release
Digital Lightwave Announces Completion of Going Private Transaction
CLEARWATER, Fla. (MARKET WIRE)—Digital Lightwave, Inc., a leading provider of optical networking test equipment and technology, today announced that Optel Acquisition Corp. (“Optel”) has completed the “short form” merger of Optel into Digital Lightwave. Digital Lightwave is no longer a publicly held company.
Under the terms of the merger, Digital Lightwave stockholders who are not stockholders of Optel have a right to receive cash consideration of $0.055 per share after delivering their shares to American Stock Transfer & Trust Company LLC, the designated paying agent in connection with the merger. Stockholders of record will be sent written procedures for exchanging their stock certificates for cash within 10 days. Copies of the Schedule 13E-3 and other related documents filed by Optel with the U.S. Securities and Exchange Commission in connection with the merger and the going private transaction process were previously sent to Digital Lightwave stockholders of record on or about December 23, 2009.
“We view the merger as a very positive development,” said Ted Myers, CEO of Digital Lightwave. “As a private company we are in a better position to focus our resources on product innovation, expanding into new markets and more effectively serving our customers through the next decade.”
Digital Lightwave will be exhibiting at OFC/NFOEC in San Diego, March 23-25, 2010. Please visit our booth to learn more about Digital Lightwave.
About Digital Lightwave
Digital Lightwave, Inc. provides the global communications networking industry with products, technology and services that enable the efficient development, deployment and management of high-performance networks. Digital Lightwave’s rely on its offerings to optimize network performance and ensure service reliability. More information is available at www.lightwave.com

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Media Contact:
Doyle Mills
Digital Lightwave
Corporate Communications
727-442-6677
www.lightwave.com